Exhibit 99.1

Company Contact: Lisa D. Lettieri Scientific Games Corporation 212-754-2233 Media Contact: Shelley Spector Spector Associates, Inc. 212-943-5858

SCIENTIFIC GAMES REPORTS 2003 FOURTH QUARTER AND
YEAR END FINANCIAL RESULTS

2003 Revenues were $560.9 Million and
2003 Earnings per Diluted Share were $0.59

NEW YORK, FEBRUARY 26, 2004, SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) announced financial results for the fourth quarter and year ended December 31, 2003.  Revenues in the fourth quarter of 2003 were $176.8 million, up from $118.9 million in the fourth quarter of 2002.  Income before non-cash preferred stock dividend was $15.0 million or $0.17 per diluted share in the fourth quarter of 2003 compared to income before non-cash preferred stock dividend of $40.4 million or $0.46 per diluted share in the fourth quarter of 2002.  For the fourth quarters of 2003 and 2002, the non-cash preferred stock dividend was $2.0 million and $1.9 million, respectively.

Pro forma income for the fourth quarter of 2002 before non-cash preferred stock dividend, early extinguishment of debt and other debt restructuring charges of $10.2 million and the income tax benefit from the recognition of a net operating loss carryforward of $39.9 million, was $10.8 million or $0.12 per diluted share.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2003 increased 54% to $47.2 million from $30.7 million in the comparable period of 2002.

For the full year 2003, revenues increased 23% to $560.9 million from $455.3 million in 2002.  Income before non-cash preferred stock dividend in 2003 was $52.1 million or $0.59 per diluted share compared to income before non-cash preferred stock dividend of $39.7 million or $0.50 per diluted share in 2002.  For the full year 2003 and 2002, the non-cash preferred stock dividend was $7.7 million and $7.5 million, respectively.

Pro forma income for the full year 2002 before non-cash preferred stock dividend, early extinguishment of debt and other debt restructuring charges of $25.8 million, and the income tax benefit from the recognition of a net operating loss carryforward of $30.1 million, was $34.0 million or $0.42 per diluted share.

EBITDA for the full year 2003 increased 27% to $157.0 million from $123.7 million in 2002.

The company noted that the move of its Scientific Games Racing operations from Delaware to Georgia contributed a charge to earnings per diluted share of approximately $0.01 in the fourth quarter of 2003 and $0.02 for the full year 2003.

Lorne Weil, Chairman and CEO, commented, “2003 was the most productive and fulfilling year in our history.  Our strategies worked well and we continued to grow stronger. As might be expected our earnings and cash flow were far ahead of last year (despite an increase in the effective tax rate from 15% to 36%) and our balance sheet strengthened considerably.  Both earnings and balance sheet improvements were aided by the important debt restructuring begun in 2002.”

“We enter 2004 with a tremendous platform for growth, buttressed in large part by several developments that occurred during 2003.  The most important of these warrant review:

The acquisition of IGT OnLine Entertainment Systems, Inc. (OES) in November 2003 was the company’s most significant strategic step since the combination of Scientific Games Holdings Corp. and Autotote Corporation in 2000. The acquisition of seven North American on-line lottery contracts approximately quadruples our recurring on-line lottery contract revenue and establishes us as one of two world leaders in this industry sector.

During  the last eighteen months we have been developing what we believe is one of the most advanced video lottery control systems in the world, and the contribution by OES of three domestic and three international video lottery system contracts greatly  accelerates the fulfillment of our strategy in this segment.  With important lottery representation in China and Korea, OES gives us an excellent base from which to expand all our businesses in the Asia Pacific region.  In addition, the intellectual property portfolio acquired with OES will, we believe, have a positive impact on the growth and profitability of our spectrum of systems and printed products.

A total of five contracts for lottery start-ups have been awarded in the US in the last two years and we have been awarded four of them. During 2003, we were chosen to provide the system for the start-up of the North Dakota on-line lottery and we were awarded the instant ticket cooperative services contract for the recent start-up in Tennessee. The Tennessee instant lottery was launched in January 2004 with astounding success - instant ticket sales were $40 million in the first week and $100 million in the first three weeks, an all-time record for the US.

In addition to the Tennessee start-up, our strategy to expand and develop our instant ticket percent of sales or “cooperative services” business was extremely successful in 2003.  During the year we added new percent of sales contracts in Arizona, New Mexico and South Dakota, we began a new seven-year contract in Georgia, and we obtained lengthy extensions in Florida and Pennsylvania. And finally, after two years of having our patience and determination sorely tested, we signed a contract in Italy for what has the potential to become the largest instant ticket lottery ever.

As we have reported previously, worldwide markets for printed products continued to grow significantly in 2003. Organic market growth in the US once again exceeded 10%, the growth of our own US customers was still greater, and there is excellent potential for us in Europe and Latin America.  At the same time unit volumes in our phone card operation are growing at nearly 20% which have helped to offset price pressures in the business.

In 2004, we will embark upon a three-pronged capital expansion plan to ensure that we stay ahead of this growth, widen our leadership, and continue to improve our quality and cost position.  In the US we will add a fourth instant ticket production line oriented to shorter run, specialty products.  This line will allow us to compete more effectively in the non-lottery promotional games business as well.  We will begin the construction of a state of the art, high volume production line in our Leeds, England plant, allowing us to far more effectively serve major European customers, and we will begin to move the labor intensive phone card production to our plant in Chile, initiating a significant facility upgrade.  All told these investments will support our revenue growth for many years to come as well as enhance profitability.

Early in 2003, we completed the acquisition of MDI Entertainment.  This acquisition was intended to allow us to add significant value to our existing customer base as well as provide products and services to sell to our competitors’ customers outside of the traditional lottery procurement cycle. The acquisition has been a great success - operating profit in 2003 nearly doubled over the prior year, and we anticipate that it will nearly double again in 2004. Our recent acquisition of exclusive licenses from Hasbro, Inc. for US and Canada instant ticket lottery games based on eight board game properties including Monopoly (r), Battleship (r) and Scrabble (r) should contribute strongly to this growth.  We believe that the MDI transaction illustrates clearly the value of acquisitions that synergistically “fit”.

The year 2003 was a watershed in the history of our Autotote racing systems business, as we made the difficult decisions to re-brand it as Scientific Games Racing and relocate it from its headquarters in Delaware into our infrastructure in Alpharetta Georgia. In the short run we will enjoy cost savings of upwards of $2 million per year, though this is the least of the long term synergistic benefits.  Concurrent with this integration we introduced our new Quantum™ pari-mutuel central system, which shares the Linux platform with its lottery sibling.  We expect to complete the roll out of the Linux system by June and anticipate that it will have major economic, technological, and marketing advantages.

Near the end of the year, Lottomatica S.p.A.’s subsidiary Cirmatica Gaming, S.A., which had been our largest preferred stockholder for almost three years, sold its ownership position to MacAndrews & Forbes Holdings Inc.  While we look forward to continuing to work productively with Lottomatica in such commercial ventures as the Italian instant lottery project, we anticipate that our relationship with MacAndrews & Forbes Holdings will bring important benefits.”

Outlook

Mr. Weil continued, “As evidenced by recent financial results, the lottery business has been very strong and we are confident that this will continue.  All indications point to continued pressure on state lotteries to maximize revenues to offset deficits and we are seeing a corresponding increase in instant ticket revenues.  The acquisition of new licensed properties, particularly those from Hasbro, should give our instant ticket business additional strength.

The increase in the number of our on-line customers to sixteen states affords us a larger base within which to deliver new products and services, intended to drive sales higher for these customers.  This is especially important now that we have a full pipeline of new on-line lottery games scheduled to be introduced in the next several months.  Revenue growth for existing on-line lottery customers yields extremely high marginal profitability due to the high fixed cost nature of the business.

We are very pleased with the extraordinarily successful launch of the Tennessee instant ticket lottery and the progress we are making toward on-line start-ups in North Dakota and Colorado later in 2004.  Early in the second quarter we will be introducing our new electronic game card in Iowa and expect to begin shipping tickets under our new contract for the Gratta e Vinci instant ticket game in Italy.  Our new family of lottery ticket vending kiosks has had terrific reception and we anticipate having substantial backlog by mid-year.  Our Connecticut-based account wagering continues to grow rapidly, stimulated most recently by the start-up of cable television broadcasts early this month.  At the moment the broadcast reaches 250,000 households and we expect to be at 600,000 soon.  We believe that all of this should put us on very solid footing for 2004.”

Guidance

“For 2004 we expect revenues to be in the range of $690 million to $720 million, EBITDA between $195 million and $205 million, and earnings per diluted share of $0.76 to $0.83,” Mr. Weil said.

The company has made a policy change with regard to providing future earnings guidance. The company will continue to provide quarterly guidance updates through the end of 2004.  Thereafter the company will discontinue providing revenue and earnings guidance but will provide investors with perspective on its value drivers, its strategic initiatives and those factors critical to understanding its business and operating environment.

“Following the recommendation of our board of directors, our management team will implement this policy to highlight the benefits of our strategy over the long term to employees and shareholders,” Mr. Weil said.  “The provision of revenue and earnings guidance encourages a short term outlook which, in our view, is not in the best interests of our company or our shareholders.”

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Safe Harbor

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  For certain information regarding these risks and uncertainties, reference is made to Scientific Games’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the period ended September 30, 2003.

EBITDA Disclosure

EBITDA is included in this press release as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  In addition, EBITDA is useful to investors in evaluating our financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

Pro Forma Disclosure

Pro forma income for 2002 is included in this press release as it provides useful information regarding the comparability of our 2002 net income as reported, which was impacted by several unusual items during 2002.

(TABLES FOLLOW)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months and Year Ended December 31, 2002 and 2003

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2003	2002	2003
Operating revenues:
Services	$99,623	126,817	382,818	452,564
Sales	19,239	49,964	72,435	108,347
	118,862	176,781	455,253	560,911
Operating expenses (exclusive of depreciation and amortization shown below):
Services	57,706	70,042	221,038	247,730
Sales	12,265	35,915	47,412	76,082
Amortization of service contract software	1,274	1,376	4,930	5,312
	71,245	107,333	273,380	329,124
Total gross profit	47,617	69,448	181,873	231,787
Selling, general and administrative expenses	18,207	23,622	63,132	80,074
Depreciation and amortization	9,973	12,879	37,905	42,373
Operating income	19,437	32,947	80,836	109,340
Other deductions:
Interest expense	12,047	7,822	44,842	26,397
Other expense	195	1,708	636	1,184
Early extinguishment of debt (Note 1)	6,911	—	22,501	293
	19,153	9,530	67,979	27,874
Income before income tax expense (benefit)	284	23,417	12,857	81,466
Income tax expense (benefit) (Note 2)	(40,122)	8,398	(26,875)	29,319
Net income	40,406	15,019	39,732	52,147
Convertible preferred stock paid-in-kind dividend	1,931	1,977	7,484	7,661
Net income available to common stockholders	$38,475	13,042	32,248	44,486

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.66	0.21	0.64	0.74
Diluted net income available to common stockholders	$0.46	0.17	0.50	0.59
Weighted average number of shares used in per share calculations:
Basic shares	58,243	60,756	50,221	60,010
Diluted shares	88,033	90,914	80,151	88,143

(Note 1) Certain reclassifications have been made to the prior years consolidated financial statements to conform to the current presentation.  In accordance with the adoption of SFAS 145 in year 2003, amounts previously classified as extraordinary items have been reclassified to other deductions (income) – early extinguishment of debt and the related tax benefit was reclassified to income tax expense.

(Note 2) Includes income tax benefits of $37,010 and $27,210 from the recognition of net operating loss carryforwards in the three months and twelve months ended 12/31/02, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME BEFORE NON-CASH PREFERRED

STOCK DIVIDENDS TO EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2003	2002	2003

Net income before non-cash preferred stock dividends	$40,406	15,019	39,732	52,147
Add: Early extinguishment of debt	6,911	—	22,501	293
Add: Income tax expense (benefit)	(40,122)	8,398	(26,875)	29,319
Add: Depreciation and amortization expense	11,247	14,255	42,835	47,685
Add: Interest expense	12,047	7,822	44,842	26,397
Add: Other (income) expense	195	1,708	636	1,184
EBITDA	$30,684	47,202	123,671	157,025

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF PRO FORMA NET INCOME BEFORE NON-CASH

PREFERRED STOCK DIVIDENDS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2003	2002	2003

Net income before non-cash preferred stock dividends	$40,406	15,019	39,732	52,147
Less: Net tax operating loss carryforward recognized	(39,910)	—	(30,110)	—

Add: Debt restructuring charges included as extraordinary charges	6,911	—	22,501	—
Add: Debt restructuring charges included as a component of interest expense	3,276	—	3,276	—
Total debt restructuring charges	10,187	—	25,777	—
Less: State income tax benefits attributable to debt restructuring charges	(895)	—	(2,369)	—
Add: Incremental costs attributable to the Pick Six matter, after state taxes	1,003	—	1,003	—
Pro forma net income before non-cash preferred stock dividends	$10,791	15,019	34,033	52,147
Diluted net income per share	$0.12	0.17	0.42	0.59
Diluted weighted average common shares outstanding	88,033	90,914	80,151	88,143

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2002 and December 31, 2003

 (Unaudited, in thousands)

	December 31, 2002	December 31, 2003

Assets:
Cash and cash equivalents	$34,929	79,373
Other current assets	96,449	143,370
Property and equipment, net	200,866	228,730
Long-term assets, net	304,545	500,321
Total assets	$636,789	951,794

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,865	6,327
Other current liabilities	80,998	152,096
Long-term debt	356,664	525,836
Other long-term liabilities	26,492	36,983
Stockholders’ equity	168,770	230,552
Total liabilities and stockholders’ equity:	$636,789	951,794

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended December 31, 2002 and 2003

 (Unaudited, in thousands)

	Quarter Ended December 31, 2002
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$65,127	19,563	14,933	—	99,623
Sales revenues	5,059	1,062	—	13,118	19,239
Total revenues	70,186	20,625	14,933	13,118	118,862
Cost of service	35,578	11,738	10,390	—	57,706
Cost of sales	3,316	532	—	8,417	12,265
Amortization of service contract software	637	637	—	—	1,274
Total operating expenses	39,531	12,907	10,390	8,417	71,245
Gross profit	30,655	7,718	4,543	4,701	47,617
Selling, general and administrative	7,448	4,202	731	1,092	13,473
Depreciation and amortization	5,453	3,132	474	662	9,721
Segment operating income	$17,754	384	3,338	2,947	24,423
Unallocated corporate expense					$4,986
Consolidated operating income					$19,437

	Quarter Ended December 31, 2003
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$91,748	19,753	15,316	—	126,817
Sales revenues	34,621	1,118	—	14,225	49,964
Total revenues	126,369	20,871	15,316	14,225	176,781
Cost of service	49,499	9,750	10,793	—	70,042
Cost of sales	26,153	302	—	9,460	35,915
Amortization of service contract software	794	582	—	—	1,376
Total operating expense	76,446	10,634	10,793	9,460	107,333
Gross profit	49,923	10,237	4,523	4,765	69,448
Selling, general and administrative	14,068	2,474	777	1,297	18,616
Depreciation and amortization	8,143	3,380	483	707	12,713
Segment operating income	$27,712	4,383	3,263	2,761	38,119
Unallocated corporate expense					$5,172
Consolidated operating income					$32,947

Year Ended December 31, 2002 and 2003

 (Unaudited, in thousands)

	Year Ended December 31, 2002
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$239,219	81,546	62,053	—	382,818
Sales revenues	20,721	5,692	—	46,022	72,435
Total revenues	259,940	87,238	62,053	46,022	455,253
Cost of service	131,602	46,677	42,759	—	221,038
Cost of sales	14,474	2,751	—	30,187	47,412
Amortization of service contract software	2,328	2,602	—	—	4,930
Total operating expense	148,404	52,030	42,759	30,187	273,380
Gross profit	111,536	35,208	19,294	15,835	181,873
Selling, general and administrative	26,900	10,675	2,821	4,520	44,916
Depreciation and amortization	21,646	11,679	1,789	2,241	37,355
Segment operating income	$62,990	12,854	14,684	9,074	99,602
Unallocated corporate expense					$18,766
Consolidated operating income					$80,836

	Year Ended December 31, 2003
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$307,820	80,798	63,946	—	452,564
Sales revenues	54,685	5,399	—	48,263	108,347
Total revenues	362,505	86,197	63,946	48,263	560,911
Cost of service	159,447	43,476	44,807	—	247,730
Cost of sales	40,884	2,790	—	32,408	76,082
Amortization of service contract software	2,947	2,365	—	—	5,312
Total operating expense	203,278	48,631	44,807	32,408	329,124
Gross profit	159,227	37,566	19,139	15,855	231,787
Selling, general and administrative	40,538	11,208	3,403	4,998	60,147
Depreciation and amortization	25,319	11,718	2,001	2,630	41,668
Segment operating income	$93,370	14,640	13,735	8,227	129,972
Unallocated corporate expense					$20,632
Consolidated operating income					$109,340